Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-192172) of Wix.com Ltd. of our report dated March 20, 2014, with respect to the consolidated balance sheets of Wix.com Ltd. and subsidiaries as of December 31, 2012 and 2013, and the related consolidated statements of operations, comprehensive loss, changes in shareholders’ equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 20-F of Wix.com Ltd.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer
March 20, 2014	Kost Forer Gabbay & Kasierer
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